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                                Exhibit 8a

              CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANT

                          Deloitte & Touche LLP

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INDEPENDENT AUDITOR'S CONSENT

We consent to the use in this Post-Effective Amendment No. 8 to Registration Statement No. 33-75776/811-7982 of Paragon Separate Account C on form S-6 of our report dated April 8, 2002 on the financial statements of Paragon Separate Account C and our report dated April 8, 2002 on the financial statements of Paragon Life Insurance Company (which report expresses an unqualified opinion and includes an explanatory paragraph that discusses the Company's change in basis of accounting, as of January 1, 2000, as a result of a business combination accounted for as a purchase), both appearing in the Prospectus, which is a part of this Registration Statement.

We also consent to the reference to us under the heading "Experts" in such Prospectus.

/s/ DELOITTE & TOUCHE LLP

St. Louis, Missouri
April 26, 2002